Exhibit 10.75

PREPARED BY:

Heller Ehrman LLP

333 Bush St.

San Francisco, CA 94104

Mark Appelbaum

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Rhonda Friedly

Loan No. 105154

Assessors Parcel Number: 31-120-21-34-0006

THIS MORTGAGE SECURES A NOTE WHICH PROVIDES FOR A VARIABLE INTEREST RATE

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $11,500,000 UNDER CHAPTER 287 OF MINNESOTA STATUTES.

MORTGAGE

WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

THIS MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Mortgage”), made as of November 7, 2007, is executed by KBS INDUSTRIAL PORTFOLIO, LLC, a Delaware limited liability company (“Mortgagor”), having an address of c/o KBS Capital Advisors, LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, to and for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Mortgagee”), having an address of 2030 Main Street, Suite 800, Irvine, CA 92614 .

ARTICLE 1. GRANT

1.1

GRANT. For the purposes of and upon the terms and conditions in this Mortgage, Mortgagor irrevocably grants, conveys and assigns to Mortgagee, with power of sale and right of entry and possession, all of that real property located in the City of Champlin, County of Hennepin, State of Minnesota described on Exhibit A attached hereto, together with all right, title, interest, and privileges of Mortgagor in and to all streets, ways, roads, and alleys used in connection with or pertaining to such real property and any improvements thereon, all development rights or credits, air rights, water, water rights and water stock related to the real property, all timber, and all minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, and all licenses, appurtenances, reversions, remainders, easements, rights and rights of way appurtenant or related thereto; any and all rights of Mortgagor, as a declarant, under any covenants, conditions, and restrictions now or hereafter pertaining to the real property described on Exhibit A, hereto, provided, however, that Mortgagee shall have no liability under such covenants, conditions, and restrictions unless and until Mortgagee forecloses on the real property; all buildings, other improvements and fixtures now or hereafter located on the real property, including, but not limited to, all apparatus, equipment, and appliances used in the operation or occupancy of the real property, it being intended by the parties that all such items shall be conclusively considered to be a part of the real property, whether or not attached or affixed to the real property (the “Improvements”); all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limit of general terms.

1.2	ADDRESS. The address of the Subject Property is: 9000 109th Avenue, Champlin, Minnesota 55316. However, neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Mortgage on the Subject Property as described on Exhibit A.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes this Mortgage for the purpose of securing the following obligations (“Secured Obligations”):

(a)	Payment to Mortgagee of all sums at any time owing under that certain Promissory Note (“Note”) of even date herewith, in the principal amount of Six Million, Nine Hundred Thousand Dollars ($6,900,000) executed by Mortgagor, as Mortgagor (“Mortgagor”), and payable to the order of Mortgagee, as Mortgagee, which is due on November 9, 2008; and

(b)	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage; and

(c)	Payment and performance of all covenants and obligations on the part of Mortgagor under that certain Loan Agreement (Non-Revolving) (“Loan Agreement”) of even date herewith by and between Mortgagor and Mortgagee, as Mortgagee, the Hazardous Materials Indemnity Agreement, and all other “Loan Documents” as defined in the Loan Agreement ; and

(d)	Payment and performance of all covenants and obligations, if any, of any rider attached as an Exhibit to this Mortgage; and

(e)	Payment and performance of all future advances and other obligations that the then record owner of all or part of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when such future advance or obligation is evidenced by a writing which recites that it is secured by this Mortgage; and

(f)	Payment and performance of all covenants and obligations of Mortgagor under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Mortgagor and Mortgagee, which agreement is evidenced by a writing that recites it is secured by this Mortgage; and

(g)	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3

INCORPORATION. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or the Loan Agreement may permit borrowing, repayment and re-borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1	ASSIGNMENT.

(a)	As additional security for the Secured Obligations secured by this Mortgage, Mortgagor does hereby bargain, sell, assign, transfer and set over unto Mortgagee all the rents, issues, profits and other income of any kind which, whether before or after foreclosure, or during the full statutory period of redemption, if any, shall accrue and be owing for the use or occupation of the Subject Property or any part thereof.

(b)	Mortgagor agrees that upon or at any time after (i) the occurrence of a default or an event of default hereunder, under the Note, under the Loan Agreement, or under any separate Assignment of Leases and Rents securing the Note (hereinafter referred to as “Assignment”), or (ii) the first publication of notice of sale for the foreclosure of this Mortgage pursuant to Minnesota Statutes, Chapter 580, or (iii) the commencement of an action to foreclose this Mortgage pursuant to Minnesota Statutes, Chapter 581, or (iv) the commencement of any period of redemption after foreclosure of this Mortgage, Mortgagee shall, in any such event, and at any such time, upon application to the District Court in the county where the Subject Property or any part thereof is located, by an action separate from the foreclosure under Chapter 580, in the foreclosure action under Chapter 581 or by independent action (it being understood and agreed that the existence of a foreclosure under Chapter 580 or a foreclosure action under Chapter 581 is not a prerequisite to any action for a receiver hereunder), be entitled to the appointment of a receiver for the rents, issues, profits and all other income of every kind which shall accrue and be owing for the use or occupation of the Subject Property or any part thereof, whether before or after foreclosure, or during the full statutory period of redemption, if any, upon a showing that Mortgagor has breached any covenant contained in this Mortgage, the Note, the Loan Agreement or the Assignment, including, without limitation, any covenant relating to any of the following:

(i)	Repayment of tenant security deposits, with interest thereon, as required by Minnesota Statutes, Section 504B.178, if applicable;

(ii)	Payment when due of prior or current real estate taxes or special assessments with respect to the Subject Property, or the periodic escrow for payment of the same;

(iii)	Payment when due of premiums for insurance of the types required hereby, or the periodic escrow for payment of the same; or

(iv)	Keeping of the covenants required of a lessor or licensor pursuant to Minnesota Statutes, Section 504B.161, Subdivision 1, if applicable.

(c)	Mortgagee shall be entitled to the appointment of a receiver without regard to waste, adequacy of the security or solvency of Mortgagor. The court shall determine the amount of the bond to be posted by the receiver. The receiver, who shall be an experienced property manager, shall collect (until the indebtedness secured hereby is paid in full and, in the case of a foreclosure sale, during the entire redemption period, if any) the rents, issues, profits and all other income of any kind from the Subject Property, manage the Subject Property so as to prevent waste, execute leases within or beyond the period of the receivership, if approved by the court, and apply all rents, issues, profits and other income collected by him in the following order:

(i)	to payment of all reasonable fees of the receiver, if any, approved by the court;

(ii)	to the items listed in clauses (i) through (iv) above (to the extent applicable) in the priority as numbered;

(iii)	to expenses for normal maintenance, operation and management of the Subject Property, including but not limited to Mortgagee’s out-of-pocket costs and all other costs and expenses which Mortgagee is entitled to pay or incur pursuant to the Assignment; and

(iv)	the balance to Mortgagee to be credited, prior to commencement of foreclosure, against the indebtedness secured hereby, in such order as Mortgagee may elect, or to be credited, after commencement of foreclosure, to the amount required to be paid to effect a reinstatement prior to foreclosure sale, or to be credited, after a foreclosure sale, at the option of Mortgagee, at its sole discretion, to any deficiency or to the amount required to be paid to effect a redemption, pursuant to Sections 580.30, 580.23, 581.10, 582.032 or 582.32 of the Act, or their successors, as the case may be, with any excess to be paid to Mortgagor; provided, however, that if this Mortgage is not reinstated nor the Subject Property redeemed, as and during the times provided by said Sections 580.30, 580.23, 581.10, 582.032 or 582.32 of the Act or their successors, the entire amount received pursuant hereto, after deducting therefrom the amounts applied by Mortgagee to any deficiency, shall be the property of the purchaser of the Subject Property at the foreclosure sale, together with all or any part of the Subject Property acquired through foreclosure.

(d)	The receiver shall file periodic accountings as the court determines are necessary and a final accounting at the time of his discharge. Mortgagee shall have the right, at any time and without limitation, as provided in Section 582.03 of the Act, to advance money to the receiver to pay any part or all of the expenses which the receiver should otherwise pay, if cash were available from the Subject Property, and all sums so advanced, with interest at the Default Rate, shall be a part of the sum required to be paid to redeem from any foreclosure sale. Said sums shall be proved by the affidavit of Mortgagee, its agent or attorney, describing the expenses for which the same were advanced and describing the Subject Property, which must be filed for record in the office where this Mortgage is recorded, and a copy thereof shall be furnished to the sheriff and the receiver at least ten (10) days before the expiration of any period of redemption. Until fully paid, the amounts required to be paid to effect a redemption shall continue to accrue interest at the Default Rate.

(e)	Upon the happening of any of the events set forth above, or during any period of redemption after foreclosure sale, and prior to the appointment of a receiver as hereinbefore provided, Mortgagee shall have the right to collect the rents, issues, profits and other income of every kind from the Subject Property and apply the same in the manner hereinbefore provided for the application thereof by a receiver. The rights set forth in this subsection (e) shall be binding upon the occupiers of the Subject Property from the date of filing by Mortgagee in the office where this Mortgage is recorded, in the county in which the Subject Property is located, of a notice of default in the terms and conditions of this Mortgage and service of a copy of the notice upon the occupiers of the Subject Property. Enforcement hereof shall not cause Mortgagee to be deemed a mortgagee in possession, unless it elects in writing to be so deemed. For the purpose aforesaid, Mortgagee may enter and take possession of the Subject Property, manage and operate the same and take any action which, in Mortgagee’s judgment, is necessary or proper to conserve the value of the Subject Property. Mortgagee may also take possession of, and for these purposes use, any and all of the Property contained in the Subject Property.

(f)	The costs and expenses (including any receiver’s fees and attorney’s fees) incurred by Mortgagee pursuant to the powers herein contained shall be immediately reimbursed by Mortgagor to Mortgagee on demand, shall be secured hereby and shall bear interest from the date incurred at the Default Rate. Mortgagee shall not be liable to account to Mortgagor for any action taken pursuant hereto, other than to account for any rents actually received by Mortgagee.

The Mortgagor acknowledges that, concurrently herewith, the Mortgagor has executed and delivered to the Mortgagee, as additional security for the repayment of the Loan, the Assignment, pursuant to which the Mortgagor has assigned to the Mortgagee interests in the leases of the Subject Property and the rents and income from the Subject Property. All of the provisions of the Assignment are hereby incorporated herein as if fully set forth at length in the text of this Mortgage. The Mortgagor agrees to abide by all of the provisions of the Assignment

3.2	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that, to the best of Mortgagor’s knowledge: (a) Mortgagor has delivered to Mortgagee a rent roll that, as of the date hereof, contains a true, accurate and complete list of all Leases; (b) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms, and no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (c) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (d) none of the lessor’s interests under any of the Leases has been transferred or assigned.

3.3	COVENANTS. Mortgagor covenants and agrees at Mortgagor’s sole cost and expense to: (a) perform the obligations of lessor contained in the Leases and enforce by all appropriate remedies performance by the lessees of the obligations of the lessees contained in the Leases; (b) give Mortgagee prompt written notice of any material default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) exercise Mortgagor’s best efforts to keep all portions of the Subject Property that are capable of being leased leased at rental rates pursuant to the terms of the Loan Agreement; (d) deliver to Mortgagee fully executed, copies of each and every Lease that it is required to deliver in accordance with the Loan Agreement; and (e) execute and record such additional assignments of any Lease or, if required by the terms of the Loan Agreement, use commercially reasonable effort to obtain specific subordinations (or subordination, attornment and non-disturbance agreements executed by the lessor and lessee) of any Lease to the Mortgage, in form and substance acceptable to Mortgagee, as Mortgagee may request. Mortgagor shall not, without Mortgagee’s prior written consent or as otherwise permitted by any provision of the Loan Agreement: (i) to the extent prohibited by the terms of the Loan Agreement, enter into any Leases after the date hereof; (ii) execute any other assignment relating to any of the Leases; (iii) to the extent prohibited by the terms of the Loan Agreement, discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due; (iv) to the extent prohibited by the terms of the Loan Agreement, terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) to the extent prohibited by the terms of the Loan Agreement, consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other Mortgage or encumbrance. Any such attempted action in violation of the provisions of this Section 3.3 shall be null and void. Without in any way limiting the requirement of Mortgagee’s consent hereunder, any sums received by Mortgagor in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease shall be applied as set forth in the Loan Agreement.

3.4	ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Mortgagee, Mortgagor shall deliver to Mortgagee and to any party designated by Mortgagee estoppel certificates executed by Mortgagor, and use its best efforts to obtain such estoppel certificates executed by each of the lessees, in each case in recordable form, certifying (if such be the case): (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee’s most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Mortgagor or lessees under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

3.5

MORTGAGOR TO COMPLY WITH LEASES. Mortgagor will, at its own cost and expense, perform, comply with and discharge all of the obligations of Mortgagor under any leases or agreements for the use of the Property and use its best efforts to enforce or secure the performance of each obligation and undertaking of the respective tenants under any such leases and will appear in and defend, at its own cost and expense, any action or proceeding arising out of or in any manner connected with Mortgagor’s interest in any leases of the Property. Mortgagor shall permit no surrender nor assignment of any tenant’s interest under said leases unless the right to assign or surrender is expressly reserved under the lease (or otherwise permitted under the Loan Agreement), nor accept any installment of rent for more than one month in advance of its due date, nor execute any mortgage or create or permit a lien which may be or become superior to any such leases, nor permit a subordination of any lease to this Instrument or lien. Mortgagor will not modify or amend the terms of any such leases, nor borrow against or pledge the rentals from such leases nor exercise or waive any default of the tenant thereunder without the prior consent of Mortgagee, to the extent such consent is required under the terms of the Loan Agreement.

3.6	MORTGAGEE’S RIGHT TO PERFORM UNDER LEASES. Should Mortgagor fail to perform, comply with or discharge any obligations of Mortgagor under any lease, or should Mortgagee become aware of or be notified by any tenant under any lease of a failure on the part of Mortgagor to so perform, comply with or discharge its obligations under said lease, then Mortgagee may, but shall not be obligated to, without further demand upon Mortgagor and without waiving or releasing Mortgagor from any obligation contained in this Instrument, remedy such failure, and Mortgagor agrees to repay upon demand all sums incurred by Mortgagee in remedying any such failure together with interest at the rate as specified in the Note. All such sums, together with interest as aforesaid shall become additional Obligations, but no such advance shall be deemed to relieve Mortgagor from any default hereunder.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1	SECURITY INTEREST. Mortgagor hereby grants and assigns to Mortgagee as of the date hereof a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the real property described on Exhibit A attached hereto and incorporated by reference herein (to the extent the same are not effectively made a part of the real property pursuant to Section 1.1 above) or (ii) the Improvements (which real property and Improvements are collectively referred to herein as the Subject Property); together with all rents (to the extent, if any, they are not subject to Article 3); all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, (including, without limitation, all acquisition agreements with respect to the Subject Property); all of Mortgagor’s rights under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Mortgagor and Mortgagee; all Contracts referenced in Section 5.15 below (including property management and leasing agreements), architects’ agreements, and/or construction agreements with respect to the completion of any improvements on the Subject Property), general intangibles, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing or operation of the Subject Property or any business now or hereafter conducted thereon by Mortgagor; all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Subject Property; all advance payments of insurance premiums made by Mortgagor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files to the extent relating to any of the foregoing.

As to all of the above described personal property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage constitutes a fixture filing under the Minnesota Uniform Commercial Code, as amended or recodified from time to time (“UCC”), and is acknowledged and agreed to be a “construction mortgage” under the UCC.

4.2	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that: (a) Mortgagor has, as of the date of recordation of this Mortgage, and will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; (c) Mortgagor’s principal place of business is located at the address shown in Section 7.11; and (d) Mortgagor’s legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor’s organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect.

4.3	COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee’s security interest in Collateral.

4.4	RIGHTS OF MORTGAGEE. In addition to Mortgagee’s rights as a “Secured Party” under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under UCC § 336.9-620, or other applicable law.

4.5	RIGHTS OF MORTGAGEE ON DEFAULT. Upon the occurrence of a Default (hereinafter defined) under this Mortgage, then in addition to all of Mortgagee’s rights as a “Secured Party” under the UCC or otherwise at law:

(a)	Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

(b)	Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell, lease, license or dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

(c)	In disposing of Collateral hereunder, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral may be applied by Mortgagee to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

Notwithstanding any other provision hereof, Mortgagee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagor shall make an express written election of said remedy under UCC § 336.9-620, or other applicable law. Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6	POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Mortgagee may, without the obligation to do so, in Mortgagee’s name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

4.7	POSSESSION AND USE OF COLLATERAL. Except as otherwise provided in this Section or the other Loan Documents (as defined in the Loan Agreement), so long as no Default exists under this Mortgage or any of the Loan Documents, Mortgagor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Mortgagor’s business and in accordance with the Loan Agreement.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1	TITLE. Mortgagor represents and warrants that, except as disclosed to Mortgagee in a writing which refers to this warranty, Mortgagor lawfully holds and possesses fee simple title to the Subject Property without limitation on the right to encumber, and that this Mortgage is a first and prior lien on the Subject Property. Mortgagor hereby represents and warrants that all of the Subject Property is a single tax parcel, and there are no properties included in such tax parcel other than the Subject Property. Mortgagor further covenants and agrees that it shall not cause all or any portion of the Subject Property to be replatted or for any lots or boundary lines to be adjusted, changed or altered for either ad valorem tax purposes or otherwise, and shall not consent to the assessment of the Subject Property in more than one tax parcel or in conjunction with any property other than the Subject Property.

5.2	TAXES AND ASSESSMENTS.

(a)	Subject to Mortgagor’s rights to contest in good faith payment of taxes as provided in Section 5.2(b) below, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein. Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee’s net income.

(b)	Mortgagor may contest in good faith any taxes or assessments if: (i) Mortgagor pursues the contest diligently and in compliance with applicable laws, in a manner which Mortgagee determines is not prejudicial to Mortgagee, and does not impair the rights of Mortgagee under any of the Loan Documents; and (b) Mortgagor deposits with Mortgagee any funds or other forms of assurance which Mortgagee in good faith determines from time to time appropriate to protect Mortgagee from the consequences of the contest being unsuccessful. Mortgagor’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

5.3	TAX AND INSURANCE IMPOUNDS. At any time following the occurrence of a Default, at Mortgagee’s option and upon its demand, but subject to Mortgagor’s right to use cash from the Property to cover Permitted REIT Distributions (as such term is defined in the Loan Agreement), Mortgagor, shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Loan Documents when same are next due. If Mortgagee determines that any amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amounts required to pay all amounts when due, whereupon Mortgagor shall pay to Mortgagee within thirty (30) days thereafter the additional amount as stated in Mortgagee’s notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Mortgagee shall, unless Mortgagor is otherwise in Default hereunder or under any Loan Document, apply said funds to the payment of, or at the sole option of Mortgagee release said funds to Mortgagor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Mortgagor hereunder or under any Loan Document, Mortgagee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application. Upon assignment of this Mortgage, Mortgagee shall have the right to assign in writing all amounts collected and in its possession to its assignee whereupon Mortgagee and the Mortgagee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing the Secured Obligations) or at such earlier time as Mortgagee may elect, the balance of all amounts collected and in Mortgagee’s possession shall be paid to Mortgagor and no other party shall have any right or claim thereto.

5.4	PERFORMANCE OF SECURED OBLIGATIONS. Mortgagor shall promptly pay and perform each Secured Obligation when due.

5.5	LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge any lien not approved by Mortgagee in writing that has or may attain priority over this Mortgage. Subject to the following sentence, Mortgagor shall pay when due all obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto. If a claim of lien is recorded which affects the Subject Property or a bonded stop notice is served upon Mortgagee, Mortgagor shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Mortgagee’s demand, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Mortgagee a surety bond in sufficient form and amount; or (c) provide Mortgagee with other assurances which Mortgagee deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Mortgagee from the effect of such lien or bonded stop notice.

5.6	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)

The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and Section 5.6(b) below, and without regard to any requirement contained in Section 5.7(d), Mortgagee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in any such order acceptable to Mortgagee, and/or Mortgagee may release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents.

(b)	Mortgagee shall permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation: (i) the deposit with Mortgagee of such additional funds which Mortgagee determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee; (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Mortgagee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence acceptable to Mortgagee (aa) that after completion of the work the income from the Subject Property will be sufficient to pay all expenses and debt service for the Subject Property; (bb) of the continuation of Leases acceptable to and required by Mortgagee; (cc) that upon completion of the work, the size, capacity and total value of the Subject Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Mortgagor since the date of this Mortgage; (ee) no Default shall have occurred, and (ff) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within sixty (60) days of receipt by Mortgagee of such insurance or condemnation proceeds, then Mortgagee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

(c)	Notwithstanding the foregoing provisions of this Section 5.6, if the insurance or condemnation proceeds equal $1,000,000 or less, Mortgagee shall release such proceeds to Mortgagor for repair or restoration of the Subject Property without any additional requirements or conditions.

5.7	MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY. Subject to the provisions of the Loan Agreement, Mortgagor covenants: (a) to insure the Subject Property and Collateral against such risks as Mortgagee may require pursuant to the Loan Agreement and, at Mortgagee’s request (but not more than fifteen (15) days prior to the termination date of any existing coverage), to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, not to alter, restore or add to the Subject Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Mortgagee’s prior written consent or as provided in the Loan Agreement; (d) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Mortgagee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in Section 5.6; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.8	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9	POWERS OF MORTGAGEE. Mortgagee may, without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby and without liability therefor and without notice: (a) release all or any part of the Subject Property; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage.

5.10	DUE ON SALE OR ENCUMBRANCE. The terms “Loan”, “Loan Documents” and “Loan Agreement” have the meaning given them in the Loan Agreement described in Section 2.1. Mortgagor represents, agrees and acknowledges that:

(a)	Improvement and operation of real property is a highly complex activity which requires substantial knowledge of law and business conditions and practices, and an ability to control, coordinate and schedule the many factors affecting such improvement and operation. Experience, financial stability, managerial ability and a good reputation in the business community enhance an owner’s and operator’s ability to obtain market rents and to induce cooperation in scheduling and are taken into account by Mortgagee in approving loan applications.

(b)	Mortgagor has represented to Mortgagee, not only in the representations and warranties contained in the Loan Documents, but also in its initial loan application and in all of the negotiations connected with Mortgagee making the Loan, certain facts concerning Mortgagor’s financial stability, managerial and operational ability, reputation, skill, and creditworthiness. Mortgagee has relied upon these representations and warranties as a substantial and material consideration in its decision to make the Loan.

(c)	The conditions and terms provided in the Loan Agreement were induced by these representations and warranties and would not have been made available by Mortgagee in the absence of these representations and warranties.

(d)	Mortgagee would not have made this Loan if Mortgagee did not have the right to sell, transfer, assign, or grant participations in the Loan and in the Loan Documents, and that such participations are dependent upon the potential participants’ reliance on such representations and warranties.

(e)	Mortgagor’s financial stability and managerial and operational ability and that of those persons or entities having a direct or beneficial interest in Mortgagor are a substantial and material consideration to any third parties who have entered or will enter into agreements with Mortgagor.

(f)	Mortgagee has relied upon the skills and services offered by such third parties and the provision of such skills and services is jeopardized if Mortgagor breaches its covenants contained below regarding Transfers.

(g)	A transfer of possession of or title to the Subject Property, or a change in the person or entity operating, developing, constructing or managing the Subject Property, would substantially increase the risk of Default under the Loan Documents and significantly and materially impair and reduce Mortgagee’s security for the Note.

(h)

As used herein, the term “Transfer” shall mean each of the following actions or events: the sale, transfer, assignment, lease as a whole, encumbrance, hypothecation, mortgage or pledge in any manner whatsoever, whether voluntarily, involuntarily or by operation of law of: (i) the Subject Property or Collateral or any interest therein; (ii) title to any other security more specifically described in any Loan Document; (iii) Mortgagor’s right, title and/or interest in the Loan Documents and any subsequent documents executed by Mortgagor in connection therewith; (iv) legal or beneficial ownership of any partnership interest in Mortgagor if Mortgagor is a partnership; (v) legal or beneficial ownership of any membership interest in Mortgagor if Mortgagor is a limited liability company; (vi) legal or beneficial ownership of any partnership interest in any general partner, venturer or member of Mortgagor; or (vii) legal or beneficial ownership of any of the stock in Mortgagor if Mortgagor is a corporation or in any general partner, venturer or member in Mortgagor that is a corporation.

(i)	Mortgagor shall not make or commit to make any Transfer without Mortgagee’s prior written consent, which it may grant or withhold at its sole discretion (except with respect to those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 8.1(a), 8.1(b) and 8.4(a) and (b) of the Loan Agreement). It is expressly agreed that Mortgagee may predicate Mortgagee’s decision to grant consent to a Transfer on such terms and conditions as Mortgagee may require, in Mortgagee’s sole discretion, including without limitation (i) consideration of the creditworthiness of the party to whom such Transfer will be made and its development and management ability with respect to the Subject Property, (ii) consideration of whether the security for repayment, performance and discharge of the Secured Obligations, or Mortgagee’s ability to enforce its rights, remedies, and recourses with respect to such security, will be impaired in any way by the proposed Transfer, (iii) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Note and other Loan Documents, (iv) reimbursement of Mortgagee for all costs and expenses incurred by Mortgagee in investigating the creditworthiness and management ability of the party to whom such Transfer will be made and in determining whether Mortgagee’s security will be impaired by the proposed Transfer, (v) payment to Mortgagee of a transfer fee to cover the cost of documenting the Transfer in its records, (vi) payment of Mortgagee’s reasonable attorneys’ fees in connection with such Transfer, (vii) endorsements (to the extent available under applicable law) to any existing mortgagee title insurance policies or construction binders insuring Mortgagee’s liens and security interests covering the Subject Property, and (viii) require additional security for the payment, performance and discharge of the Secured Obligations. If Mortgagee’s consent should be given, any Transfer shall be subject to the Loan Documents and any transferee of Mortgagor’s interest shall: (i) assume all of Mortgagor’s obligations thereunder; and (ii) agree to be bound by all provisions and perform all obligations contained therein; provided, however, that such assumption shall not release Mortgagor or any maker or any guarantor of the Note from any liability thereunder or under any other Loan Documents without the prior written consent of Mortgagee. In the event of any Transfer without the prior written consent of Mortgagee, whether or not Mortgagee elects to enforce its right to accelerate the Loan pursuant to Sections 6.1 and 6.2, all sums owing under the Note, as well as all other charges, expenses and costs owing under the Loan Documents, shall at the option of Mortgagee, automatically bear interest at five percent (5%) above the rate provided in the Note, from the date (or any date thereafter) of such unconsented to Transfer. Mortgagor acknowledges that the automatic shift(s) to this alternate rate is reasonable since the representations that Mortgagee relied upon in making the Loan may no longer be relied upon. A consent by Mortgagee to one or more Transfers shall not be construed as a consent to further Transfers or as a waiver of Mortgagee’s consent with respect to future Transfers.

5.11	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations (“Interested Parties”), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests created by this Mortgage upon the Subject Property and Collateral.

5.12	RELEASES. If the Secured Obligations are paid, performed and discharged in full in accordance with the terms of this Mortgage, the Note, and the other Loan Documents, then this Mortgage shall be released by Mortgagee at Mortgagor’s request and expense, and Mortgagee shall have no further obligation to make advances pursuant to the provisions hereof or in the other Loan Documents. Notwithstanding anything contained herein to the contrary, Mortgagee hereby agrees, subject to the provisions of Section 2.7 of the Loan Agreement, to reconvey the Subject Property, notwithstanding the fact that all of the Secured Obligations which relate specifically to the Other Security Instruments have not been satisfied.

5.13	SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Mortgage.

5.14	RIGHT OF INSPECTION. Mortgagee, its agents and employees, may enter the Subject Property at any reasonable time for the purpose of inspecting the Subject Property and Collateral and ascertaining Mortgagor’s compliance with the terms hereof.

5.15	CONTRACTS. Mortgagor will deliver to Mortgagee a copy of each Contract promptly after the execution of same by all parties thereto and subject to any approval of Mortgagee required by any of the Loan Documents. Within twenty (20) days after a request by Mortgagee, Mortgagor shall prepare and deliver to Mortgagee a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and other information specified by Mortgagee, of or with respect to each of such Contracts, together with a copy thereof (if so requested by Mortgagee). Mortgagor represents and warrants that none of the Contracts encumber or create a lien on the Subject Property, but are personal with Mortgagor. As used herein, the term “Contract” shall mean any management agreement, leasing and brokerage agreement, and operating or service contract with respect to the Subject Property or Collateral.

ARTICLE 6. DEFAULT PROVISIONS

6.1	DEFAULT. For all purposes hereof, the term “Default” shall mean (a) the existence of any Event of Default as defined in the Loan Agreement; (b) at Mortgagee’s option, the failure of Mortgagor to make any payment of principal or interest on the Note or to pay any other amount due hereunder or under the Note when the same is due and payable, whether at maturity, by acceleration or otherwise; (c) the failure of Mortgagor to perform any non-monetary obligation hereunder, or the failure to be true of any representation or warranty of Mortgagor contained herein and the continuance of such failure for ten (10) days after notice, or within any longer grace period, if any, allowed in the Loan Agreement for such failure, or (d) if Mortgagor or any other Person shall make a Transfer without the prior written consent of Mortgagee (which consent may be withheld in Mortgagee’s sole discretion (except for those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 8.1(a), 8.1(b), 8.4(a) and (b) of the Loan Agreement) or conditioned as provided in Section 5.13).

6.2	RIGHTS AND REMEDIES. At any time after Default, Mortgagee shall each have all the following rights and remedies:

(a)	In addition to the remedies set forth herein, Mortgagee shall have the right to enforce the provisions of this Mortgage and may, either with or without entry or taking possession, proceed by suit or suits at law or in equity or by any other appropriate proceedings or remedy to enforce payment of the Secured Obligations or the performance of any other term hereof or any other right. Mortgagor hereby authorizes and fully empowers Mortgagee to foreclose this Mortgage by judicial proceedings or by advertisement with full authority to sell the Property at public auction and convey the same to the purchaser in fee simple, either in one parcel or separate lots and parcels, all in accordance with and in the manner prescribed by law. Out of the proceeds arising from such sale and foreclosure, Mortgagee is authorized and empowered to retain the principal and interest due on the Note and the Secured Obligations, together with all such sums of money as Mortgagee shall have expended or advanced pursuant to this Instrument or pursuant to statute, with interest thereon as herein provided, and all costs and expenses of such foreclosure including lawful attorney’s fees, with the balance, if any, to be paid to the persons entitled thereto by law.

(b)	Mortgagee shall be entitled as a matter of right without notice and without giving bond and without regard to the solvency or insolvency of Mortgagor, or waste of the Property or adequacy of the security of the Property, to apply for the appointment of a receiver under any statute or law. The receiver shall have all the rights, powers and remedies as provided by any such statute or law, including without limitation the rights of receiver pursuant to Minnesota Statutes §576.01, as amended. Any such receiver shall, from the date of appointment through any period of redemption existing at law, collect the rents and all other income of any kind, manage the Property so as to prevent waste, execute leases within or beyond the term of receivership, perform the terms of this Instrument and apply the rents, issues and profits to (i) the payment of the expenses enumerated in Minnesota Statutes §576.01, Subd. 2 in the priority mentioned therein, (ii) all expenses for maintenance of the Property, (iii) the costs and expenses of the receivership, including reasonable attorneys fees, (iv) the repayment of the Secured Obligations in such order and manner as Mortgagee may elect and (v) as further provided in any assignment of rents executed by Mortgagor to Mortgagee (whether contained in this Instrument or in a separate instrument). Mortgagor does hereby irrevocably consent to such appointment.

(c)	With or without notice, to declare all Secured Obligations immediately due and payable;

(d)	With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Mortgagee deem necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (v) to employ counsel, accountants, contractors and other appropriate persons.

(e)	To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument as a mortgage or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations;

(f)	To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Mortgagee’s or Mortgagee’s sole judgment, to protect or enhance the security hereof;

(g)

To execute a written notice of such Default and of its election to cause the Subject Property to be sold to satisfy the Secured Obligations. As a condition precedent to any such sale, Mortgagee shall give and record such notice as the law then requires. When the minimum period of time required by law after such notice has elapsed, Mortgagee, without notice to or demand upon Mortgagor except as required by law, shall sell the Subject Property at the time and place of sale fixed by it in the notice of sale, at one or several sales, either as a whole or in separate parcels and in such manner and order, all as Mortgagee in its sole discretion may determine, at public auction to the highest bidder for cash, in lawful money of the United States, payable at time of sale. Neither Mortgagor nor any other person or entity other than Mortgagee shall have the right to direct the order in which the Subject Property is sold. Subject to requirements and limits imposed by law, Mortgagee may from time to time postpone sale of all or any portion of the Subject Property by public announcement at such time and place of sale. Mortgagee shall deliver to the purchaser at such sale a deed conveying the Subject Property or portion thereof so sold, but without any covenant or warranty, express or implied. The recitals in the deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Mortgagee, Mortgagor or Mortgagee may purchase at the sale;

(h)	To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee, or either of them, determine in their sole discretion.

(i)	Upon sale of the Subject Property at any judicial or non-judicial foreclosure, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee’s credit bid may be (at Mortgagee’s sole and absolute discretion) higher or lower than any appraised value of the Subject Property.

6.3	APPLICATION OF FORECLOSURE SALE PROCEEDS. After deducting all costs, fees and expenses of Mortgagee, and of this mortgage, including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, Mortgagee shall apply all proceeds of any foreclosure sale: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Note to be applicable on or after maturity or acceleration of the Note; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4	APPLICATION OF OTHER SUMS. All sums received by Mortgagee under Section 6.2 or Section 3.2, less all costs and expenses incurred by Mortgagee or any receiver under Section 6.2 or Section 3.2, including, without limitation, attorneys’ fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.5

NO CURE OR WAIVER. Neither Mortgagee’s nor Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interests created by this Mortgage.

6.6	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor agrees to pay to Mortgagee immediately and without demand all costs and expenses incurred by Mortgagee pursuant to Section 6.2 (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Note as specified therein. In addition, Mortgagor shall pay to Mortgagee all Mortgagee’s fees hereunder and shall reimburse Mortgagee for all expenses incurred in the administration of this mortgage, including, without limitation, any attorneys’ fees.

6.7	POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

7.2	MERGER. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee consents to a merger in writing.

7.3	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

7.4	RECOURSE TO SEPARATE PROPERTY. Any married person who executes this Mortgage as a Mortgagor agrees that any money judgment which Mortgagee obtains pursuant to the terms of this Mortgage or any other obligation of that married person secured by this Mortgage may be collected by execution upon that person’s separate property, and any community property of which that person is a manager.

7.5	WAIVER OF MARSHALLING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property, which is now or later may be security for any Secured Obligation (“Other Property”) marshalled upon any foreclosure of the lien of this Mortgage or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Mortgagee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Mortgagee may designate.

7.6	RULES OF CONSTRUCTION. When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term “Subject Property” and “Collateral” means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

7.7	SUCCESSORS IN INTEREST. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section 7.7 does not waive or modify the provisions of Section 6.1(e).

7.8	EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.9	MINNESOTA LAW. This Mortgage shall be construed in accordance with the laws of the State of Minnesota, except to the extent that federal laws preempt the laws of the State of Minnesota.

7.10	INCORPORATION. Exhibits A and B, as attached, are incorporated into this Mortgage by this reference.

7.11	NOTICES. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by certified United States mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:

KBS INDUSTRIAL PORTFOLIO, LLC,

a Delaware limited liability company

c/o KBS Capital Advisors, LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Telephone: (949) 417-6500

Telecopier: (949) 417-6518

Mortgagee:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

Orange County

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: John Ferguson, Relationship Manager

Tel: (949) 251-4310

Fax: (949) 851-9728

Loan #: 105154

With a copy to:	Wells Fargo Bank, National Association Los Angeles Loan Center 2120 East Park Place, Suite 100 El Segundo, CA 90245 Attention: Shirley Floresca

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Subject Property or to Mortgagor naming Mortgagee, “Mortgagee” or the “Construction Mortgagee” or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Mortgagor to perform its obligations to Mortgagee under the Note or the Loan Agreement.

7.12	LIMITATIONS ON RECOURSE. The limitations on personal liability of shareholders, partners and members of Mortgagor contained in Section 11.21 of the Loan Agreement shall apply to this Mortgage.

7.13	RIGHTS UNDER UCC. In addition to the rights available to a mortgagee of real property generally, Mortgagee shall also have all the right, remedy and recourse available to a secured party under the UCC, including the right to proceed as to the personal property under the provisions of the UCC governing default or to proceed as to the personal property in accordance with the procedures and remedies available pursuant to a foreclosure of real estate.

7.14	RIGHT TO DISCONTINUE PROCEEDING. In the event Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under this Instrument and shall thereafter elect to discontinue or abandon the same for any reason, Mortgagee shall have the unqualified right to do so and in such event Mortgagor and Mortgagee shall be restored to their former positions with respect to the Obligations. This Instrument, the Property and all right, remedy and recourse of Mortgagee shall continue as if the same had not been invoked.

7.15	ACKNOWLEDGEMENT OF WAIVER OF HEARING BEFORE SALE. Mortgagor understands and agrees that:

(a)	Upon the occurrence of a Default under the terms of this Mortgage, Mortgagee has the right, inter alia, to foreclose this Mortgage by advertisement pursuant to Minnesota Statutes Chapter 580, as hereafter amended, or pursuant to any similar or replacement statute hereafter enacted;

(b)	If Mortgagee elects to foreclose by advertisement, it may cause the Subject Property, or any part thereof, to be sold at public auction; and

(c)	Notice of such sale must be published for six (6) successive weeks at least once a week in a newspaper of general circulation and that no personal notice is required to be served upon Mortgagor.

Mortgagor further understands that upon the occurrence of a Default Mortgagee may also elect its rights under the UCC, take possession of the personal property and dispose of the same by sale or otherwise in one or more parcels, provided that at least ten (10) days’ prior notice of such disposition must be given; all as provided for by the UCC. Mortgagor further understands that under the Constitution of the United States and the Constitution of the State of Minnesota it may have the right to notice and hearing before the property may be sold and that the procedure for foreclosure by advertisement described above does not insure that notice will be given to Mortgagor and neither said procedure for foreclosure by advertisement nor the UCC requires any hearing or other judicial proceeding. MORTGAGOR HEREBY EXPRESSLY CONSENTS AND AGREES THAT THE PROPERTY MAY BE FORECLOSED BY ADVERTISEMENT AND THAT THE PERSONAL PROPERTY MAY BE DISPOSED OF PURSUANT TO THE UCC, ALL AS DESCRIBED ABOVE. MORTGAGOR ACKNOWLEDGES THAT IT IS REPRESENTED BY LEGAL COUNSEL; THAT BEFORE SIGNING THIS DOCUMENT THIS PARAGRAPH AND MORTGAGOR’S CONSTITUTIONAL RIGHTS WERE FULLY EXPLAINED BY SUCH COUNSEL AND THAT MORTGAGOR UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS WAIVED HEREBY AND THE EFFECT OF SUCH WAIVER.

7.16	COMPLIANCE WITH MINNESOTA FORECLOSURE LAW. If any provision in this Mortgage shall be inconsistent with any provision of the Minnesota Statutes, Chapter 559, 576, 580, 581, and 582, as applicable (as may be amended from time to time, the “Act”); provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act.

(a)	If any provision of this Mortgage shall grant to the Mortgagee (including the Mortgagee acting as a mortgagee-in-possession) or a receiver appointed pursuant to the provisions of Section 6.2 of this Mortgage any powers, rights or remedies prior to, upon or following the occurrence of a Default which are more limited than the powers, rights or remedies that would otherwise be vested in the Mortgagee under the Act or in such receiver under applicable law in the absence of said provision, the Mortgagee and such receiver shall be vested with the powers, rights and remedies granted in the Act to the full extent permitted by law.

(b)	Without limiting the generality of the foregoing, all expenses incurred by the Mortgagee which are of the type referred to in Section 580.29 or 576.01 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether or not enumerated in this Mortgage, shall be added to the Secured Obligations and/or by the judgment of foreclosure.

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IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

“MORTGAGOR”

KBS INDUSTRIAL PORTFOLIO, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION XX, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer